Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

UNION DRILLING, INC.

FIRST: The name of the Corporation is Union Drilling, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), consisting of one thousand (1,000) shares of common stock, $0.01 par value per share.

FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Amended and Restated Bylaws of the Corporation (the “Bylaws”).

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board shall be expressly authorized:

(a) to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the Corporation in addition to the powers and authorities expressly conferred upon them by the laws of the State of Delaware;

(b) subject to the laws of the State of Delaware, to set apart out of any funds or assets of the Corporation available for dividends an amount or amounts to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board to do so;

(c) subject to the laws of the State of Delaware, to sell, lease or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

(d) to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, to the express provisions of the laws of the State of Delaware, this Certificate of Incorporation and the Bylaws.

SEVENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws provide. The books of Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

EIGHTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

NINTH: The Corporation shall have perpetual existence.

TENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended from time to time, or (iv) for any transaction for which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or appeal.

ELEVENTH: The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL, and the Corporation shall indemnify all persons whom it is permitted to indemnify to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time. The Corporation may, in the sole discretion of the Board, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by the DGCL.

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists and may hereafter by amended, any person (and the heirs, executors or administrators of such person) (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person against the Corporation or any of its direct or indirect subsidiaries only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board. The right to indemnification conferred in this Article Eleventh shall also include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.

The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or on his or her behalf and incurred by him or her in any such capacity, or arising out of whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Eleventh, provided that such insurance is available on acceptable terms, which determination shall be made by the Board. The rights and authority conferred in this Article Eleventh shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Neither any amendment nor any repeal of this Article Eleventh, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate or reduce, or otherwise have an adverse effect on, any right or protection of this Article Eleventh in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any acts or omissions occurring prior to such amendment, repeal, adoption or modification.